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                                                             OMB APPROVAL
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
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1.   Name and Address of Reporting Person*

  Stoklosa                          Timothy                J.
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   (Last)                           (First)             (Middle)

   RCN Corporation
   105 Carnegie Center
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                                    (Street)
  Princeton                            NJ                 08540
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     RCN Corporation - RCNC

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

     March 2002

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Executive Vice President and Chief Financial Officer
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                      2.            3.           Disposed of (D)                 Securities     Form:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    indirect
1.                                    (Month/       (Instr. 8)                   (A)             of Month       Indirect  beneficial
Title of Security                      Day/         ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             Year)         Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                          (over)

                                                                 SEC 1474 (3-99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                                         of        Form
                 2.                                                                                      Deriv-    of
                 Conver-                      5.                              7.                         ative     Deriv-   11.
                 sion                         Number of                       Title and Amount           Secur-    ative    Nature
                 or                           Derivative    6.                of Underlying     8.       ities     Secur-   of
                 Exer-             4.         Securities    Date              Securities        Price    Bene-     ity:     In-
                 cise     3.       Trans-     Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-   action     or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Code       of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.    (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)         4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security         Secur-   Day/     ------     ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code  V     (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Restricted       ***      1/9/02   J***  V    612          ***                Common    612                        D
Stock Units                                                                   Stock
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Restricted       ***      1/23/02  J***  V    956          ***                Common    956                        D
Stock Units                                                                   Stock
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Restricted       ***      2/6/02   J***  V    928          ***                Common    928                        D
Stock Units                                                                   Stock
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Restricted       ***      2/21/02  J***  V    1,104        ***                Common    1,104                      D
Stock Units                                                                   Stock
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Restricted       ***      3/1/02   J***  V    1,150        ***                Common    1,150                      D
Stock Units                                                                   Stock
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Restricted       ***      3/20/02  J***  V    1,256        ***                Common    1,256                      D
Stock Units                                                                   Stock
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Restricted       ***      4/4/02   J***  V    1,434        ***                Common    1,434            43,873    D
Stock Units                                                                   Stock
====================================================================================================================================


           /s/ Linda A. Toepel                                   4/10/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
          For Timothy J. Stoklosa

Explanation of Responses:

*** These shares were credited to the Reporting Person's account under the Company's Executive Stock Purchase Plan ("ESPP") in transactions exempt under Rule 16b-3. Under the ESPP, participants who defer current compensation are credited with share units. The value of a share unit is based on the value of the Company's Common Stock. The Company also credits each participant's matching account under the ESPP with 100% of the number of share units credited based on the participant's elective contributions. Share units credited to the participant's elective contribution account are fully and immediately vested. Share units credited to the participant's matching account generally vest on the third anniversary of the date they are credited.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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